Consulting and Professional Services Agreement

THIS AGREEMENT is effective as of the 4th day of **October, 2012**, between **Level 4 Capital Corp.** (the "**L4Cap**") and **Security Devices International Inc.** (the "**SDI**").

FOR GOOD AND VALUABLE CONSIDERATION (the receipt and sufficiency of which is acknowledged by each of the parties hereto), the parties agree each with the other as follows:

1. SERVICES PROVIDED

1.1 Description of Services. SDI retains L4Cap to provide the services (the "**Services**") described under the heading "Scope of Work" in Schedule "A", as the Services relate to the deliverables (the "**Deliverables**"). L4Cap agrees to provide the Services on the terms and conditions of this agreement. L4Cap shall perform the Services on a best effort basis. All services described in Schedule A will be conducted on an 'as requested' basis by SDI. SDI retains the right to dictate any service performed by L4Cap while under contract with SDI.

1.2 Acceptance. SDI shall have a period of 5 days (the "**Acceptance Period**") after SDI has been notified that a Deliverable has been delivered during which to evaluate the Deliverable, determine its compliance with the terms of this agreement and accept or reject the Deliverable. SDI shall promptly disclose any deficiencies in the Deliverable to L4Cap. If the Deliverable does not comply with the terms of this agreement as a result of any defect in the Services, L4Cap shall correct the deficiencies in the Deliverable.

SDI shall be deemed to have accepted a Deliverable at the end of the Acceptance Period, unless SDI has given L4Cap written notification of deficiencies in the Deliverable. If notice of any such deficiencies is given, the Deliverable shall be deemed to have been accepted when those deficiencies are corrected.

1.3 SDI's Responsibilities. SDI shall be responsible for providing the facilities, services, equipment and support described under the heading "SDI's Responsibilities" in Schedule "A" ("**SDI Support**"), as SDI Support relates to the Deliverables. The dates for the delivery of Deliverables shall be delayed to the extent that L4Cap is delayed in its work by any delay or failure in the provision of SDI Support. SDI shall also be responsible for any increased costs incurred, or extra time require, by L4Cap in providing the Services as a result of any delay or failure in the provision of SDI Support.

2. TERM OF AGREEMENT

2.1 Term. The term of the agreement of L4Cap shall be for a period commencing on October 4, 2012 (from which date this letter agreement shall be deemed to be effective) and, unless extended by mutual agreement by SDI and L4Cap, ending, September 30, 2014 (the "End Date").

The Engagement of L4Cap pertains only to purposes set forth herein and does not extend to any other transaction or matter.

3. TERMINATION OF THE AGREEMENT.

3.1 Completion of Services. This agreement shall be terminated, and L4Cap discharged from any further obligation to perform services, when the Deliverables have been received and accepted by SDI. Additional services may be added with the written consent of both parties.

3.2 Termination on Notice. In the event there is a change in control in L4Cap, SDI has the right to terminate this agreement at any time, without cause, upon 90 days' prior written notice.

3.3 Obligation on Termination. If this agreement is terminated, all Services performed up to the termination date (including any applicable notice period) shall be invoiced by L4Cap to SDI at the current project rates.

3.4 Termination: Despite the fixed-term nature of this agreement, L4Cap may be terminated before the End Date by mutual consent presented and executed by both parties.

4. FEES AND EXPENSES

4.1 Fees. SDI agrees to pay L4Cap for the Services rendered as described in Schedule "A".

4.2 Expenses. L4Cap will be reimbursed for all expenses and costs incurred by L4Cap in the performance of the Services if those expenses and costs are preauthorized by SDI, invoiced at cost and supported by documentation.

4.3 Payment. L4Cap will invoice SDI for fees and expenses on a monthly basis, or an agreed upon schedule by both parties, and SDI agrees to pay those invoices upon receipt.

5. PERSONNEL

5.1 Personnel. SDI has the right to determine which personnel from L4Cap will work directly with SDI under the conditions of this agreement and said personnel will follow the direction of SDI's management as well as any statutory obligations that SDI is bound by.

5.2 Replacement. SDI may require L4Cap to replace immediately a person provided by L4Cap who, in the SDI's opinion, does not perform in a satisfactory manner.

5.3 Security. L4Cap agrees that its personnel, when using SDI's premises, will comply with all security regulations in force at those premises.

5.4 Non-Solicitation. L4Cap and SDI agree that, during the term of this agreement and for six months following its termination, they will not in any way solicit the services of any employee or contractor of the other party unless by mutually agreed upon.

6. INTELLECTUAL AND INDUSTRIAL PROPERTY

6.1 Work Products. All work products (including documentation, reports and programs) developed for SDI under this agreement (the "**Work Products**") shall, as a whole, belong to SDI, but any publication of these Work Products shall acknowledge L4Cap's contribution. Notwithstanding the foregoing, SDI understands and agrees that parts of the Work Products may be derived by L4Cap from work products prepared for others and that L4Cap shall be entitled to use parts of the Work Products in work products prepared by L4Cap for others in the future.

6.2 Moral Rights: L4Cap hereby waives, as against SDI, its successors and assigns and licensees, all moral rights which L4Cap may have, or will acquire, in respect of the copyright in the Deliverables. Those moral rights include, without limitation, the right to the integrity of the Deliverables and the right to be associated with the Deliverables as an author.

6.3 Change of Control: In the event that L4Cap is terminated without cause within 30 days of any actual change of ownership or control of SDI brought about by any sale, lease, merger or transfer, the L4Cap shall receive a lump sum payment representing 24 months of fees at the current rate invoiced at the time of the Change in Control. This lump sum payment will be payable to L4Cap within 45 days of the change in control, or if that is not feasible, within 45 days of L4Cap's termination date.

7. INDEMNIFICATION

7.1 Indemnity.

(a) SDI shall and does hereby indemnify and save L4Cap harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to the Services or Deliverables conducted by or on behalf of L4Cap after the date hereof.

(a) Notwithstanding any other provision of this Agreement and any termination of this Agreement, the indemnities provided herein shall remain in full force and effect until all possible liabilities of the persons indemnified thereby are extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by such indemnified persons from any other person.

(b) No investigation made by or on behalf of either of the parties hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other party herein or pursuant hereto. No waiver by either of the parties hereto of any condition herein, in whole or in part, shall operate as a waiver of any other condition herein.

8. NOTICE

8.1 Giving of Notice. Any notice or other communication, which either party desires or is required to give to the other party, shall be delivered (including courier delivery), or mailed by prepaid mail, or sent by fax, or sent by e-mail, addressed to the party at its address indicated below.

8.2 Receipt of Notice. Any notice or other communication shall be given on the date actually received at the address of the party receiving that notice or communication, provided that any fax or e-mail delivery received after 5:00 PM (local time) on a business day shall be deemed to have been received on the next business day. For this purpose, the term "business day" means any day other than Saturday, Sunday or a statutory holiday in jurisdiction to which the delivery is made.

9. GENERAL

9.1 Governing Law. This agreement shall be governed by and interpreted according to the laws of the Province of Ontario, Canada.

9.2 Independent Contractor: The relationship between SDI and L4Cap shall be that of a client and an independent contractor. L4Cap shall under no circumstances be deemed to be an employee of SDI. Except as the President of SDI may specifically authorize in writing, L4Cap shall have no right to enter into any contracts or commitments in the name of or on behalf of SDI or to bind SDI in any respect whatsoever.

9.3 Complete Agreement. This agreement constitutes the complete and final agreement between the parties and supersedes all previous discussions, representations or undertakings, whether oral or written. This agreement may only be amended in writing, signed by the parties to this agreement.

9.4 Enurement. This agreement shall enure to the benefit of and be binding upon the parties to this agreement and their legal personal representatives, successors and assigns.

9.5 Workload. Notwithstanding any other clause in this agreement, SDI has the sole right to determine the work performed by L4Cap and by any of its employees and further that SDI has the sole right to determine the personnel requirements.

IN WITNESS OF WHICH the parties have executed this agreement.

SECURITY DEVICES INTERNATIONAL INC.	LEVEL 4 CAPITAL CORP.
By: ______________________	By: ______________________
Title: PRESIDENT	Title: PRESIDENT

Address for Notice:

338 Church Street
Oakville, Ontario L6J 1P1
Canada

Address for Notice:

8-2401 Fifth Line West
Mississauga, ON L5K 1V9
Canada

Schedule "A"

1. Scope of Work

a. Work where necessary with global distributor(s) to negotiate pricing, areas of distribution, sales and fulfilment

b. Work with management to outsource the full manufacturing plan for the full line of BIP 40mm ammunition round

c. Work with Research and Development team at Micron Products out of Fitchburg, MA as requested by SDI

d. Assist in the reconstituting of the Board of Directors if needed – add new members. SDI will retain the right of final approval for any new Director.

e. Assist management at Trade-Shows and demonstrations, if required

f. Assist management with negotiating any capital raises or securities for the Corporation

g. Assist in new business development initiatives globally if required by SDI

h. Assist in the Corporations Go to Market Strategy

i. Work with supplier base to negotiate best available terms

j. Assist management with all legal work for company with partners, corporate development, and Listings

k. L4Cap to manage all aspects of the public market Listing, until Corporation is up and trading – including dealing with US securities law and lawyers

l. Manage Preliminary Prospectus process with management, Corporate Counsel, the Public Exchange, and the Ontario Securities Commission - OSC

m. Update Corporate budget for coming year and forecasting proformas with management and broker/dealer if requested by SDI

n. Assist in building an Advisory Board for the Corporation if requested by SDI

o. Update work with President – business plan, onging product costing as requested

p. Assist in the Logistics of products and supplier base if needed

2. SDI's Responsibilities

a. Provide L4Cap with all aspects of documentation to perform duties (Scope of Work) detailed above

b. Assist L4Cap in all facets of marketing materials for products

c. Assist L4Cap in working with suppliers for contract negotiation and outsourcing

d. Assist L4Cap in budgeting items for forecasting operational costs and revenues

e. New marketing material collateral for capital raises

f. Assist L4Cap in all legal aspects of corporate development including Listing requirements on a public stock exchange

g. Assist L4Cap with business development initiatives

Schedule "B"

Fees

The total project quote as stated above in Section 5 of this Agreement, consists of a multitude of services to build and position the Corporation to deploy its' products into the defense technology sector. These services include assisting management as well as dealing with its' supplier base, partnerships, technological expertise, operations, legal, and patents.

L4Cap is aware and understands the Corporation's poor financial position. L4Cap is willing to take remuneration in the form of common shares in the Corporation, or cash, at its sole option. Securities in the Corporation have been sold in the calendar year of 2012 at a rate of $0.30 per common share, or debenture.

L4Cap agrees to receive their fees in the form of common share as stated above at a rate of $0.45 per common share in line with market conditions as of the date of this agreement, or in cash as invoiced monthly to the Corporation. Any issued common shares will be in lieu of the payment, as billed.